LICENSE AGREEMENT


                  THIS AGREEMENT MADE IN THE CITY OF NEW YORK STATE OF NEW YORK, THIS __th DAY OF __________, 1996 BY AND BETWEEN HOUBIGANT INC., a Delaware corporation, duly incorporated and having a principal place of business at 1135 Pleasant View Terrace West, Ridgefield, New Jersey (referred to as the "Grantor") and herein represented by Michael J. Sherman, a Houbigant Vice President-Special Projects, duly authorized for the purposes of these presents as he so declares; AND HOUBIGANT (1995) LIMITEE, a Canadian corporation, duly incorporated and wholly-owned subsidiary of Cosmar Corporation, having a principal place of business at 1597 Rue Cunard Laval (Quebec), H7S 2B4 Canada (hereinafter referred to as the "Licensee") and herein represented by Albert DeChellis, its Vice President, duly authorized for the purposes of these presents as he so declares;

                  WHEREAS, Grantor is the owner of certain letters patent, trade marks, trade names, registrations, and/or applications therefore as well as all rights therein and all technical knowledge with respect thereto as further set forth in this Agreement; and

                  WHEREAS, on November 18, 1993, Grantor and several affiliated domestic corporations filed petitions for reorganization under chapter 11 of the Bankruptcy Code with the Clerk of the Bankruptcy Court, Southern District of New York (the "Bankruptcy Court"), which proceedings remain pending as of the date hereof; and

                  WHEREAS, Grantor, from time to time and in the ordinary course and in furtherance of its general business licenses to manufacture and sell the Grantor's Products (as that term is hereinafter defined) in the Territory (as that term is hereinafter defined) for various durations; and

                  WHEREAS, pursuant to that certain License Agreement, as amended (the "Initial Agreement") heretofore approved by order of the Bankruptcy Court dated June 2, 1994, Grantor, subject to the terms and provisions of the Initial Agreement, granted Parfums Parquet Incorporated ("PPI"), an affiliate of the Licensee, a license of such letters trade marks, trade names and/or applications therefor and the technical knowledge with respect thereto owned and controlled by Grantor (the "Initial License") to enable PPI to manufacture and sell certain perfumes and fragrance products of Grantor's "Parfums Parquet" division primarily in the Western Hemisphere (excluding Canada) (the "Initial Territory); and

                  WHEREAS, pursuant to that certain License Agreement, as amended (the "Worldwide Agreement") heretofore approved by order of the Bankruptcy Court dated September 21, 1994, Grantor, subject to the terms and provisions of the Worldwide Agreement, granted PPI a license of such letters trade marks, trade names and/or applications therefor and the technical knowledge with respect thereto owned and controlled by Grantor (the "Worldwide License") to enable Licensee to manufacture and sell certain perfumes and fragrance products of Grantor's "Parfums Parquet" division throughout the world, excluding the Initial Territory and Canada (the "Worldwide Territory"); and

                   WHEREAS, PPI was merged with and into New Dana Acquisition Corp.,


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pursuant to a Plan and  Agreement of Merger,  dated as of March 25, 1996,  which then changed its name to Dana Perfumes Corp.; and

                  WHEREAS, all references to Parfums Parquet Incorporated or PPI shall include its successor-in-interest, by operation of law, Dana Perfumes Corp., a Delaware corporation; and

                  WHEREAS, Licensee desires and intends to manufacture and sell in the Territory certain of Grantor's Products and desires and requires a license from Grantor under the letters patent, trade marks, trade names and/or applications therefor and the technical knowledge with respect thereto owned or controlled by Grantor applicable to such Products; and

                  WHEREAS, the purpose of this Agreement is that Grantor shall provide to Licensee a license of such letters patents, trade marks, trade names and/or applications therefor and the technical knowledge with respect thereto owned and controlled by Grantor to the extent necessary to enable Licensee to manufacture and sell the subject Products in the expanded Territory under the letters patent, trade marks, trade names and/or applications therefor and the technical knowledge with respect thereto defined and/or scheduled in this Agreement;

                  WHEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable considerations, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

         1.       DEFINITIONS

                  In this Agreement,

                           (a) "Effective Date" means the date on and by which all the conditions referred to in paragraph "38" hereinbelow will have been fulfilled;

                           (b) "Know-How" includes, among other things, all technical information, procedures, processes,  trade secrets,  formulae for the
                                    perfume oil (commonly  known as a "hec") and
                                    the  bulk of all of the  Products,  methods,
                                    practices, techniques, information, bills of
                                    parts, diagrams,  drawings,  specifications,
                                    blueprints,  lists of  materials,  labor and
                                    general costs,  production  manuals and data
                                    relating   to   the   design,   manufacture,
                                    production, inspection and testing of the Products known by, available to, used or owned by Grantor;

                           (c) "Net Sales" shall mean in respect of any particular period the greater of (i) the gross invoice price of the Products sold by Licensee, less any charges appearing on said invoice for value added or sales taxes or other similar taxes payable on the amounts so charged, freight, insurance, and less any returns, trade discounts


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                                    and allowances,  or (ii) two-thirds (2/3rds)
                                    of the gross  invoice  price of the Products
                                    sold  by   Licensee;   notwithstanding   the
                                    foregoing, in the event that the amounts calculated under "(ii)" hereof exceed the amount calculated under "(i)" hereof because of returns to the Licensee of Products not in the normal course of business and which Products are to be repackaged or relaunched by the Licensee under new packaging or promotional programs, then the provisions of "(ii)" hereof shall not apply.

                           (d) "Products" shall be deemed to be perfumes and fragrance products and related promotional products developed by Grantor and sold within its "Parfums Parquet" division under the Trademarks or such other perfumes and fragrance products of Grantor as may otherwise be hereafter approved by Grantor, in writing, for distribution and sale in the Territory, and such other items of Grantor as may be approved from time to time as the parties hereto may agree.

                           (e)      "Relevant Country" shall mean Canada.

                           (f)      "Territory" shall mean all Canada; and

                           (g) "Trade Marks" shall refer to those U.S. and foreign trade marks, service marks, imprints, logos, trade dress and trade names whether or not registered, and all issued registrations and pending applications relating thereto as set forth on Schedule "A" annexed hereto.

         2.       GRANT OF LICENSE

                  (1) EXCLUSIVE GRANT: Grantor grants to Licensee the exclusive right and license in the Territory under the Trade Marks to:

                           (a) manufacture in the Territory the Products covered by the Trademarks;

                           (b)      distribute,  use  and  sell  throughout  the
                                    Territory   the  Products   covered  by  the
                                    Trademarks so manufactured; and

                           (c) use the Trade Marks in conjunction with and as they relate to the Products and all advertising and letter heads and collateral promotional material throughout the Territory.

                  (2) Grantor grants to Licensee the exclusive rights to use and exploit the Know-How in the manufacture of the Products within the Territory.


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





                  (3) Grantor grants to Licensee, and any sub-licensee thereof, during the term of this Agreement and any renewals thereof, the non-exclusive right to use and exhibit the name "Houbigant," whether as a trademark, trade name, or otherwise, in connection with the sale, packaging, advertising or promotion of any of the Products in the Territory.

                  (4) Licensee acknowledges that some or all of the Know-How has been disclosed and delivered to Licensee in confidence prior to and in contemplation of the execution and Effective Date of this Agreement. The remainder of the Know-How shall be furnished to Licensee as soon as practicable after the date of execution of this Agreement but no later than the Effective Date.

                  (5) The obligation to furnish the Know-How shall extend to Know-How existing at the date of this Agreement and to any Know-How which later during the term hereof and to the extent relevant hereto is acquired by Grantor.

                  (6) Grantor warrants that there are no other subsisting licenses for the Trade Marks in the Territory, and Grantor covenants that no further disclosure to third parties will be made by it of the Know-How relating to the Trade Marks for the Territory while this Agreement is in full force and effect, and Grantor shall

                           (a) to the extent it owns any rights to the tooling and molds previously used by contracted suppliers of components in the Territory, and has a right to do so, issue instructions to such suppliers so identified not to further use the tooling or molds otherwise then under purchase order from Licensee or Grantor and will provide to the Licensee a full list of such suppliers not later than three (3) weeks after the date hereof; and

                           (b) to the extent it holds all copyright and similar rights in respect of items to be provided under paragraph "6(1)" hereinbelow, grant Licensee to use such rights within the Territory during the term of this Agreement; PROVIDED, HOWEVER, Grantor shall be under no obligation whatsoever to file copyright or similar registration applications in the Territory in respect of items provided under paragraph "6(1)" hereinbelow.

                  (7) Grantor warrants that the Know-How will be sufficient and suitable to the manufacture of the Products to a quality comparable to the quality of the sample Products furnished to the Licensee by Grantor, provided that Licensee at all times conforms strictly to and with the Know-How.



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



                  (8) No further, other or different rights or licenses, such as the use of any of Grantor's patents, are granted or implied except as otherwise provided in this Agreement.

         3.       SUB-LICENSES

                  (1) Licensee may in its discretion appoint sub-licensees for the Products within the Territory, PROVIDED, HOWEVER, that in the case of the appointment of a manufacturing sub-license:

                           (a) Any such sub-licensees will be acceptable to Grantor, whose approval shall be sought and obtained in writing prior to implementation of any such sub-license, which approval shall not be unreasonably withheld.

                           (b) Any such sub-license agreement shall include terms imposing on the sub-licensee all of the same obligations of Licensee pursuant to this Agreement and shall reserve to Grantor all the rights of Grantor. Licensee and any sub-licensee shall become and be jointly and severally liable for all non-economic obligations hereunder or otherwise to Grantor.

                           (c) Any such sub-license agreement shall be terminable at the option of Grantor by Grantor in the event of the rightful termination by Grantor of this Agreement and shall provide that if it is not terminated by Grantor on the termination of this Agreement, the sub-license agreement may at the option of and with such modifications as required by Grantor as may be reasonably acceptable to sub-licensee, continue in full force and effect as a license agreement between Grantor and the sub-licensee.

                  (2) For purposes hereof, an authorized distributor or wholesaler or like middleman shall not be deemed a "sub-licensee" hereunder.

         4.       TERM OF AGREEMENT

                  (1) Subject to the provisions for early termination of this Agreement as set forth herein, this Agreement shall remain in full force and effect for a period of approximately five (5) years commencing on the Effective Date and terminating on June 30, 2001 so as to render this Agreement co-terminus with the initial term of the Initial Agreement.

                  (2) RENEWALS: This Agreement shall be automatically renewed upon its expiry for seven (7) successive five (5) year terms, and thereafter as the parties hereto may agree, PROVIDED, HOWEVER, that PPI shall have contemporaneously renewed the Initial Agreement, shall


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



have paid all Royalties (as hereinafter defined) due Grantor in accordance with both paragraph "7" of the Initial Agreement and paragraph "9" hereinbelow, shall have paid the required Minimum Royalties (as hereinafter defined) pursuant to paragraph "7" of the Initial Agreement and paragraph "7" hereinbelow and so long as this Agreement shall otherwise be in full force and effect. No bona fide dispute between the parties with respect to the payment of Royalties or other matters shall be deemed to impair the ability of Licensee to extend this Agreement. Upon any such renewal, the terms and conditions of this Agreement shall remain the same with the exception of the Minimum Royalty requirement as provided in paragraph "7" of the Initial Agreement and paragraph "7" hereinbelow and otherwise except to the extent mutually agreed by the parties hereto. In the event that Licensee does not wish to renew this Agreement for any period following the initial term or any subsequent renewal period, Licensee shall give Grantor one hundred eighty (180) days' written notice prior to the expiry of the initial term of the Agreement or any renewal period thereof.

                  (3) RELATION BACK: When this Agreement becomes effective, the following shall occur (i) the License Agreement between Houbigant, Inc. and ACB Mercantile, Inc., a Canadian Corporation ("ACB"), dated as of April 1, 1993, the ("Old License") heretofore transferred and assigned by ACB to Licensee will be deemed terminated as of December 12, 1994; (ii) this License Agreement will be deemed effective retroactive to December 12, 1994; and (iii) Houbigant will be barred from taking any action to interfere with the right of Licensee to effectuate and enjoy the benefits of either the transfer and assignment of the Old License or the rights under this Agreement. The foregoing notwithstanding, nothing in this paragraph shall affect the right of Houbigant to enforce all of its rights under this Agreement.

         5.       IMPROVEMENT

                  (1) DISCLOSURE: Each party hereto agrees to advise the other any and all technical data and information relating to any and all developments or improvements of the Trade Marks or the Products (whether or not patentable) and of the Know-How that it may develop, identify or acquire during the term of this Agreement to the extent that such disclosure is not restricted or prohibited by law, by any undertaking given to, or any condition, restriction or restraint imposed by third parties, or by considerations relating to the validity of any Trade Marks or patent in respect of which application is about to be made.

                  (2) GRANT UNDER IMPROVEMENTS: Grantor shall grant to Licensee an exclusive license to manufacture and sell the Products in the Territory under all improvements and developments to be furnished to Licensee, together with an ancillary grant of the right to use any associated Know-How, provided, however, that in the case of any such improvement or development, such disclosure by Grantor may be subject to any restrictions, legal prohibitions, undertakings given to or conditions, restrictions or restraints imposed by third parties or considerations relating to the validity of any patent in respect of which application is about to be made, any grant by Grantor to Licensee under this provision shall be limited accordingly.



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



                  (3)      FEED-BACK   LICENSE:   Under  all   developments   or
improvements of the Know-How for the Trade Marks or the Products to be furnished by Licensee to Grantor, the following additional terms shall apply:

                           (a) Grantor shall have the exclusive royalty-free license on any such improvements on the Know-How for the Trade Marks or Products now owned or hereafter made or acquired by Licensee during the term of this Agreement upon the expiry of this Agreement or any renewal period thereof and other agreements to which Grantor and Licensee are a party. Licensee further covenants and agrees to notify Grantor of any improvement and to execute promptly and without compensation and without expense to it any and all papers and documents and to perform whatever lawful acts may be reasonably deemed necessary by Grantor in connection with the filing of any application for letters patent or that may be necessary or desirable to effect and maintain Grantor's licensed rights or the rights of any of Grantor's sub-licensees in said improvements and application for letters patent and in all letters patent issuing from said applications for letters patent. Except to the extent that Grantor retains or subsequently reobtains the right to manufacture, distribute and/or sell the products covered by the Trademarks, it shall make no use of such improvements prior to the expiry of the Agreement or any renewals hereof. All costs and expenses incurred as the result of the subsequent use thereof by Grantor shall be borne by Grantor.

                           (b) Licensee shall be entitled to apply the Trade Marks to and to sell the Products within such form of containers and packaging which in Licensee's discretion it deems fit and proper for the particular market within the Territory towards which such Products are to be directed.

                  (4) INFORMATION FROM THIRD PARTIES: Where technical data and information relating to any developments or improvements of the Products is legally obtained or obtainable from an unrelated party only upon payment, there shall be no obligation on either party hereto to make such payment in order to obtain such technical data and information for disclosure to the other party, PROVIDED, HOWEVER, that if the party does make such payment, such technical data and information shall be disclosed to the other party.



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



         6.       OBLIGATIONS OF GRANTOR

                  (1) MARKETING INFORMATION: To the extent they exist and are available, Grantor shall provide at its cost to the Licensee sample marketing information such as installation instructions, technical data and manuals as may be necessary to promote the sale of the Products, including trade advertisements and promotional literature, if requested by Licensee. Grantor, if requested by Licensee, shall also furnish Licensee at Grantor's cost with available art work, transparencies, and the like, used by Grantor in any advertising and merchandising campaigns related to the Products. In addition, to the extent such items used by Grantor's previous distributors in their advertising and merchandising campaigns related to the Products and for their packaging are not in the possession of Grantor, if such materials are requested by Licensee, Grantor shall use its best efforts to obtain and deliver same and shall charge Licensee no more than its own cost therefor. Licensee shall be responsible for any model fees or other third party charges for use of same in the Territory after the Effective Date of this Agreement.

                  (2) ASSISTANCE: Grantor agrees to assist Licensee and its customers within the limits of its reasonable ability in solving any problems they may have in connection with the Products.

                  (3) TECHNICAL ASSISTANCE: Upon the written request of Licensee, Grantor shall render all Know-How, training and technical assistance necessary to be provided by Grantor under this Agreement at times and places mutually agreed upon and subject to the availability of Grantor's personnel and facilities. Licensee shall be responsible for the travel, meals and lodging expenses of Grantor's personnel. Grantor does not warrant or agree that any of its personnel to be furnished or to be made available to Licensee under this Agreement will speak any language other than English. Licensee shall obtain any and all necessary visas, work permits, residence permits or other permits or approvals necessary for the entry into and working in the Territory of all technical personnel who are to be provided by Grantor under the terms of this Agreement.

                  (4) PROMOTE SALES: Grantor shall, within the limits of its reasonable ability, assist Licensee in the promotion of the sales of the Products in the Territory, and conduct its business in a manner so as to enhance the reputation of the Products and Trade Marks, but only to the extent that there is no cash expenditure required by Grantor. Grantor shall also require that all subsequently engaged licensees outside the Territory take no action which would have the effect of damaging the reputation of the Trademarks and Know-How within the Territory.

                  (5) QUALITY CONTROLS: Grantor shall use its best efforts to maintain the standards of design, materials, quality control, production and safety testing and inspection of its perfumes and fragrance products at least equal to applicable international perfume standards.



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         7.       LICENSEE'S DUTIES

                  (1) PROMOTE SALES: Licensee shall, within the limits of its reasonable ability, promote the sales of the Products in the Territory, and conduct its business in a manner so as to enhance the reputation of the Products and Trade Marks. With respect to new products which do not use the Trade Marks and are sold by Grantor or its affiliates through its or their "Parfums Parquet" division, Licensee may, in Grantor's discretion, be given the right to manufacture and sell such new products of Grantor in the Territory on the same terms of this Agreement and as if such new products and their associated trade marks were respectively included in the definitions of "Products" and "Trade Marks", PROVIDED, HOWEVER, that the parties hereto shall have first agreed upon adjusted Minimum Royalties and Royalties (or shall have agreed not to adjust same).

                  (2) QUALITY CONTROLS: Licensee shall maintain appropriate standards of design, materials, quality control, production and safety testing and inspection, and Grantor, at its own expense, shall be permitted to inspect the production line while in operation and to call for and inspect samples of the Products manufactured by the Licensee, and to inspect Licensee's operations generally, in order to determine if Licensee has adhered to such standards. In the event that Licensee, in the sole and reasonable opinion of Grantor, fails to adhere to such standards, Grantor may give Licensee thirty (30) days written notice of demand to comply, and if Licensee fails to comply (or if compliance by its nature requires a period longer than thirty (30) days, then if Licensee fails to commence complying or discontinues the process of correcting the non-compliance), then Grantor, in addition to any and all other remedies, may immediately issue a notice of termination of this Agreement by notice in writing, subject to the provisions of paragraph 20 hereinbelow.

                  Packaging by Licensee of the Products shall be in such manner that their distinctiveness, validity and reputation shall not be adversely affected. Grantor agrees that the foregoing duty shall be incorporated in any other subsequently executed license agreements with respect to any other Products for any other territories that Grantor might enter into with any other licensee(s).

                  (3) PROMOTION AND ADVERTISING: Licensee agrees diligently to promote the sale of the Products under this Agreement. Licensee further agrees that its advertising expenditures for the promotion of the Products during the course of each fiscal year during the term of this Agreement and any renewal periods thereof, shall be in an amount at least equal to or greater than such amount (on a percentage basis) that Licensee spends for promotion and advertising for like kind products in the Relevant Country in its portfolio during the fiscal year. A reasonably detailed report concerning such advertising shall be made to Grantor as reasonably requested in writing by Grantor but no less frequently than once a year for the preceding period(s).

                  It is  understood  that costs for  advertising  and  promotion
shall  include  the  following:  (i)  national  advertising;   (ii)  cooperative
advertising; (iii) inserts; (iv) remits; (v) gifts


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



with purchase; (vi) testers; (vii) samples; (viii) in-store modeling; (ix) demonstration allowance; (x) point of sale materials, (xi) promotional monies,
(xii) consumer contests, and (xiii) such other sell-through expenditures as the parties hereto may mutually agree.

                  (4) COMPLIANCE WITH LOCAL LAWS: Licensee shall procure and maintain all approvals, licenses, permissions and permits necessary:

                           (a)      for  the  sale  of  the   Products  in  such
                                    Relevant Country; and

                           (b) for Licensee to maintain and operate a place of business in the Relevant Country (and at the Licensee's expense).

The reasonable costs and expenses of obtaining and/or maintaining any such required approvals, licenses, permissions and permits shall be incurred, advanced and paid by Licensee. If and to the extent that either Grantor or Licensee become aware of any changes in laws or regulations within any Relevant Country which may affect the promotion, sales, services or maintenance of the Products, the parties hereto shall inform the other. Notwithstanding the obligations contained in paragraph "7(4)(a)" hereinabove, any requirement in a Relevant Country for an approval of the Products in the nature of the local equivalent of an FDA approval shall be the responsibility of Licensee who shall use its best endeavors to obtain the same promptly at its expense.

                  (5) U.S. LAWS: Licensee shall not knowingly take any action which will cause Grantor to be in violation of any law of any jurisdiction including but not limited to the U.S. Foreign Corrupt Practice Act, the U.S. Export Control laws and the U.S. Anti-Boycott laws.

                  (6) LOCATION OF PRODUCTION FACILITIES: Licensee must keep Grantor informed of the locations of its production facilities in a timely manner.

                  (7)      PURCHASE  OF  PERFUME  OILS AND  EXISTING  INVENTORY:
Purchase of Perfume Oils: Licensee may purchase any and all perfume oil (hec) used in the Products manufactured by Licensee from any source, PROVIDED, HOWEVER, that Grantor shall be given a fair opportunity to bid on hec supply contracts of the Licensee.

                  (8) MINIMUM ROYALTIES: During the term of this Agreement and any renewals hereof, Licensee agrees to pay Grantor or its assigns, in the aggregate, for each "Contract Year" indicated in Column 1 below, a royalty amounting to the "Minimum Royalty" for that period as indicated in Column 2 below:

(Column 1)                                        (Column 2)

CONTRACT YEAR                                  MINIMUM ROYALTY
-------------                                  ---------------

Year 1                                           $525,000(1)
                                                  -------

Second (2nd) through                           104% of prior year's
Forty-Second (42nd)                                  minimum
Contract Year


Licensee's obligation to pay Minimum Royalties for Contract Year 1 shall be pro rated by Licensee and Grantor upon the "Effective Date" of this Agreement, as defined in Paragraph 38 hereinbelow.

Licensee, as a condition of retaining the license granted by this Agreement, shall pay to Grantor within thirty (30) days from the end of each Contract Year an amount determined by the following formula:

                                A - (B+C +D) - E

where:

"A" is the Minimum Royalty payable for the applicable Contract Year;

"B" are the Royalties already paid for that Contract Year plus C (if any);

"C" is any withholding tax deducted from such preceding quarterly Royalties as permitted under paragraph "9(5)" hereinbelow;

"D" is any withholding tax which applies to the payment of the balance of the Minimum Royalty under the above formula; and

"E" is all costs and expenses properly paid by Licensee on behalf or for the benefit of Grantor entitled to reimbursement under this Agreement.

If Licensee fails to pay such sum within the time prescribed, the remedy of Grantor, in addition to any other remedies Grantor may have, shall be to terminate this Agreement subject to the provisions of paragraph "20" hereinbelow. For purposes of this Agreement, a Contract Year shall be a fiscal year from July 1, to June 30, except that the First Contract Year shall commence on the

------------------------
1        Calculated in Canadian dollars.

Effective Date and shall terminate on June 30, 1995. If the result of the aforesaid formula is negative, no payment shall be due thereunder.

         8.       GRANTOR AND LICENSEE'S PROHIBITIONS

                  Neither Grantor nor any of its affiliates or licensees shall knowingly sell, directly or indirectly, any Products inside the Territory, or establish any branch or maintain any office or depot in relation to the Products anywhere inside the Territory and Initial Territory.

         9.       CONSIDERATION

                  (1) ROYALTIES: As consideration for the license of the Trade Marks for the Territory granted under this Agreement, Licensee agrees to pay the Grantor an ongoing and periodic royalty equal to seven (7%) percent of the first $8.5 million (Canadian) of all Net Sales (as defined in paragraph 1(c) of this Agreement), six (6%) percent of the next $5.0 million (Canadian) of all Net Sales, and five (5%) percent of all Net Sales exceeding $13.5 million (Canadian), of any Products manufactured and/or sold by or on behalf of the Licensee or its sub-licensees in the Territory (the "Royalties") each and every year.

                  (2) PAYMENT PROCEDURES: The Chase Manhattan Bank, as agent for itself and Fleet Bank (collectively, the "Banks"), has security interests in and liens upon all assets of Grantor including, without limitation, any rights to receive the Royalties under any licensing arrangements. Grantor does hereby direct Licensee to make any and all payments of Royalties to which Grantor may be entitled by wire transfer, in accordance with instructions to be provided at or prior to closing to The Chase Manhattan Bank as Agent. Licensee shall be fully protected in making payments in accordance with this provision. The direction set forth herein shall be irrevocable unless revoked or altered by Grantor with a written consent of the Banks. The provisions of this section shall apply for so long as any amounts are owed by Grantor to the Banks. Upon retirement of the indebtedness of Grantor to the Banks, which shall be acknowledged to Licensee in writing by the Banks, all payment obligations of Licensee hereunder shall immediately be tendered to Grantor or its designee.

                  (3) PAYMENT PERIOD: Within thirty (30) days of the end of each quarter in each year, (I.E., within thirty (30) days of 31st March, 30th June, 30th September and 31st December in each year), Licensee shall deliver to Grantor and the Banks a report setting out the aggregate Net Sales of each Product manufactured by or on behalf of Licensee or its sub-licensees and sold by Licensee or sub-licensees (whether separately or as part of any larger unit or product) during such preceding quarter. Concurrently with the making of each such report, Licensee shall remit the Royalties then due to Grantor in respect of the Products sold by or on behalf of Licensee in the preceding quarter in accordance with the immediately preceding paragraph. The balance of any Royalties due shall be payable no later than thirty (30) days after the Grantor's fiscal year (I.E., June 30).

                  (4) SAMPLES: No Royalties shall be payable in respect of Products sold or otherwise disposed of by Licensee for the purpose of customary samples or BONA FIDE tests on such Products. Notwithstanding the foregoing, Royalties shall be payable with respect to Products with a unit cost to Licensee of more than $.50 (US) that are included or packaged by Licensee with any Products or other products sold by Licensee that are not the subject of this Agreement.

                  (5) NO DEDUCTIONS FOR TAX: All payments to Grantor under this Agreement shall be made without any deduction of any kind except for withholding taxes, if any, applicable to the payments, or unless specifically chargeable against Grantor. Licensee undertakes to take all reasonable steps to assist Grantor to obtain the benefit of any double taxation agreement which may apply to any of the payments under this Agreement and to minimize the impact of any taxation in respect of such payments, without cost to Licensee or so long as such cost is reimbursed by Grantor.

                  (6) WITHHOLDING TAXES: In the event that withholding taxes are applicable to any payments under this Agreement, Licensee shall withhold the withholding taxes required and shall promptly remit such taxes to the appropriate taxing authority in the Territory. Upon any such remittance, Licensee shall promptly provide Grantor with documentation evidencing the payment of such taxes, and any other documentation that Grantor shall reasonably require so as to obtain a foreign tax credit in the United States and which can reasonably be obtained by Licensee.

         10.      CURRENCY OF PAYMENT

                  (1) WHERE CONVERTIBLE: To the extent that the Royalties shall be determined by Net Sales expressed in a currenc(ies)y other than U.S.
Dollars, Royalties shall be computed in U.S. Dollars with respect to each non-U.S. currency in which there are Net Sales transactions in any quarterly, royalty reporting period. The Royalties statement shall be accompanied by Licensee's payment of Royalties in U.S. Dollars, with conversion to be made at the rate published in the Wall Street Journal on the business day next following the end of the quarterly, royalty reporting period.

         11.      WARRANTY RE:  TRADE MARKS AND KNOW-HOW

                  (1) POWER TO GRANT RIGHTS: Grantor warrants that it has the right to grant the rights granted in this Agreement and that it has granted no other rights or licenses (other than as expressly set forth in this Agreement) which would derogate from the rights granted in this Agreement.

                  (2) ACKNOWLEDGMENT OF VALIDITY: Licensee acknowledges Grantor's assertion as to the validity and ownership of the Trade Marks and Know-How in the Territory and further acknowledges that the Trade Marks and Know-How are and shall remain the property of Grantor. The use of any Trade Marks by Licensee shall inure to the benefit of Grantor.

                  (3) LICENSEE NOT TO INFRINGE: Licensee shall not, after appropriate inquiry, knowingly in any way do anything to infringe upon, harm, or contest the validity of the Trade Marks, or any patents or the Know-How owned by Grantor.

                  (4) NOTICE OF INFRINGEMENT: Each party hereto shall advise the other promptly of any instances of infringements, limitations, illegal use or misuse of any Trade Mark. Licensee shall have the right to commence legal action for the enforcement of any such Trade Marks in the Territory, but prior to the commencement of any such action by Licensee, Licensee shall advise Grantor by notice in writing of its intention to do so. Grantor shall have the option to be exercised by delivery of notice in writing to Licensee for Grantor to assume carriage of any such action and appoint counsel of its choice at any time prior to or during the action, PROVIDED, HOWEVER that Grantor reimburses Licensee for all reasonable legal costs incurred by Licensee in connection therewith up to the date of Grantor's intervention. Grantor and Licensee shall cooperate fully in the prosecution of any such action free of charge, and each agrees that it shall be joined as a party plaintiff to the action and authorizes such joinder. Each shall have the right at its own expense to retain independent counsel or shall designate an individual of its choosing who shall be kept fully informed of all issues in the action, who shall be advised in advance of each new step in the action, and who shall be entitled promptly to receive copies of all pleadings, documents and correspondence regarding the action. In the event that any such action is successfully prosecuted against an infringer, any damages, accounting of profits, award of legal costs or other recovery shall be applied first to reimburse the party having carriage of the action for its reasonable legal expenses, including any amounts paid by Grantor to Licensee in assuming carriage of the action, and any remaining amounts shall then be divided between Grantor and Licensee in proportion to the damages suffered by Licensee and the Royalties lost by Grantor with respect to the infringing conduct, subject to arbitration if the parties are unable to agree upon such proportion. In the event that any such action is unsuccessful, whoever has initiated or assumed carriage of the action shall be responsible for paying any legal costs which may be awarded to the successful defendant.

                  (5) If for any reason other than the fault of the Licensee, Licensee is prohibited from using any of the Trade Marks within Canada, the parties shall promptly meet to determine an equitable adjustment of the minimum annual royalties payable by Licensee hereunder. In the event the parties cannot agree, the same shall be submitted to arbitration as hereinafter provided and the decision of the arbitrator shall be final and binding.

                  (6) ABANDONMENT OF TRADEMARKS: If in the Grantor's reasonable judgment the Licensee's failure to use a registered trademark in Canada renders that Trademark subject to cancellation for abandonment, lack of use or similar grounds (the "abandonment"), Grantor shall furnish Licensee with written notice thereof in the manner set forth in this Agreement. Licensee shall thereupon have a period of sixty (60) days from its receipt of notice to furnish Grantor with written notice in the prescribed manner of its intention

                           (a) Not to use the Trademark in the jurisdiction in which case all of

                                    Licensee's rights to exploit the Trademark in the jurisdiction under this Agreement shall immediately terminate and revert to the Grantor; or

                           (b) To use the Trademark in the jurisdiction in a manner reasonably calculated to cure the abandonment within a period not to exceed six (6) months from the date of Licensee's notice. If, in the Grantor's reasonable judgment, Licensee has failed to substantially cure the abandonment by the end of said six (6) month period, all of Licensee's rights to exploit the Trademark in the jurisdiction under this Agreement shall immediately terminate and revert to the Grantor subject to a right of the Licensee to arbitrate the issue pursuant to paragraph 24 hereinbelow.

                  (7)      ADDITIONAL REPRESENTATIONS AND WARRANTIES OF GRANTOR:
SUBJECT TO THOSE STIPULATIONS, ACKNOWLEDGMENTS AND RELEASES CONTAINED IN THAT CERTAIN "AMENDMENT, MODIFICATION AND SETTLEMENT AGREEMENT" DATED _______________, 1996, AND RELATED DOCUMENTS AND EXHIBITS, BETWEEN, AMONG OTHERS, GRANTOR AND LICENSEE,

                           (a) Each Trademark is, and all registrations and applications relating thereto are, to the best of Grantor's knowledge and belief, valid and subsisting and in full force and effect as of the date hereof.

                           (b) To the best of Grantor's knowledge and belief, no Trademark and none of the
                                    Know-How  infringes  upon the  rights of any
                                    other  person,  firm or  entity  within  the
                                    Territory  nor has any person  claimed  that
                                    any Trademark or any know-know has infringed
                                    the rights of any person,  firm or entity in
                                    the  Territory  within  the past  three  (3)
                                    years.

                           (c) Annexed hereto as Schedule "D" hereof is a true, accurate and complete schedule and copies of all registrations and applications for each U.S. Trademark and to the best of Grantor's knowledge and belief for each foreign Trademark within the Territory, including a schedule of the dates of the applications or registrations or renewals thereof as the case may be, and the expiration dates of each Trademark.

                           (d) All of the U.S. Trademarks and, to the best of Grantors knowledge and belief, all foreign Trademarks, are owned by the Grantor free and clear of all claims, liens and encumbrances except as set forth in Schedule "E" hereof.

                           (e) The Products manufactured and/or sold by Grantor in the Territory prior to the Effective Date are, to the best of Grantor's knowledge and belief, fit for the use intended,  have been manufactured,  sold and
                                    distributed    in   compliance    with   all
                                    applicable law, rules and regulations within
                                    the Territory including, but not limited to,
                                    all  requirements  of the U.S. Food and Drug
                                    Administration   and  the  U.S.   Bureau  of
                                    Alcohol Tobacco and Firearms and conform in all respects to all applicable laws within the Territory.

                           (f) Except as set forth in Schedule "F" hereof, Grantor has not granted in the Territory any license, franchise or permit to any third party to use any of the Trademarks or Know-How.

                           (g) None of the Trademarks in the U.S. and to the best of Grantor's knowledge and belief outside the U.S. in the Territory, is subject to any outstanding order, decree, judgment, stipulation, restriction, or agreement limiting the scope or the use of any of the Trademarks.

         12.      INDEMNITY FOR TRADE MARK ACTIONS

                  (1) INDEMNITY RE TRADE MARKS: Grantor will defend Licensee, its subsidiaries, affiliates, sublicensors, customers, distributors, directors, officers, representatives, agents, successors and assigns against any claim that the sale of any of the Products infringes Trade Marks in the Territory in which Grantor has registered its Trade Marks, and Grantor will pay resulting costs, damages and legal fees finally awarded up to a maximum of the Royalties to which Grantor is entitled under this Agreement (and exclusive of any royalties otherwise due under the Initial Agreement), PROVIDED, HOWEVER, that Licensee shall promptly notify Grantor in writing of the claim; and Grantor has sole control of the defense and all related settlement negotiations subject to adhering to the reasonable requirements of Licensee.

         13.      REGISTRATIONS, MAINTENANCE AND FILINGS

                  (1) REGISTRATIONS AND APPROVALS OF TRADE MARKS: Grantor shall be responsible for maintaining the Trade Marks in full force and effect throughout the term of this Agreement, and, at Grantor's expense and Licensee's reasonable request, for registering its Trade Marks beyond registrations which already subsist in the Territory.

                  (2) MAINTENANCE OF TRADE MARKS: Licensee shall follow-up and advance all renewal registration fees and otherwise maintain the rights in the Trade Marks in the Territory where presently maintained. Grantor further agrees (a) to instruct its local trade mark and patent agent(s) to keep Licensee fully and completely informed of all action taken or scheduled to be taken in respect of the trade marks and to cooperate with Licensee to take such actions as need be taken to maintain such trade marks, and (b) to notify Licensee at the time it makes an application for a patent or trade mark or acquires any right in a patent or trade mark which is or becomes subject to the terms of this Agreement.

                  (3) FILING FOR PROTECTION: In the event that either Grantor or Licensee decides not to file for patent protection for any invention or discovery relating to the Products, Grantor or Licensee, as the case may be, agree to notify the other party and the Banks within thirty (30) days after such decision in order to allow such other party to pursue any rights to such invention or discovery.

                  (4) ABANDONMENT OF PATENTS: If either Grantor or Licensee intends to dispose of or abandon any of the patents, rights in the patents, patent application or the right to file under the Paris Convention for a foreign patent, if any (the "Patent Interest") which would be covered by this Agreement, Grantor or Licensee, as the case may be, shall promptly notify the other party and the Banks of such intention and give such other party sufficient notice to permit it to take all steps necessary to preserve such Patent Interest. Such other party shall then have the right during a sixty (60) day period commencing with such notification to assume any such Patent Interest which the notifying party intends to dispose of or abandon and to undertake the procuring or preserving of such Patent Interest to itself. The notifying party will cooperate with the other party in such endeavor (including making an assignment of full right, title and interest in the Patent Interest) provided that such other party shall bear all costs (including any tax liability) in connection therewith. Subject to paragraph "13(6)" below, nothing in this Agreement shall prevent Grantor from assigning or selling its rights to receive Royalties or its reversionary rights in anticipation of termination of the license granted by this Agreement.

                  (5) ASSISTANCE RE: PROSECUTION: Each of Licensee and Grantor shall render all reasonable assistance if so requested by the other in the prosecution of any future patent applications in the Territory and shall do all things in its power towards maintaining the validity and enforceability of any patents which may have issued or which may issue in respect of such patent applications. Licensee shall render all practicable assistance, if so requested by Grantor, in connection with and in support of any application by Grantor for the extension of the terms of any patent without substantial cost to Licensee.

                  (6) PRE-EMPTION RIGHT RE TRADE MARKS: If during the term of this Agreement Grantor determines to transfer its reversionary interest in the Trade Marks (or related patents) (or any of the same), it shall not effect such transfer before first offering for sale that reversionary interest to Licensee at a price and on terms no higher than the best BONA FIDE offer for the same then received by Grantor, and Grantor shall act in the utmost good faith to Licensee in regard to all matters relating to this pre-emption right. If and in the event that Licensee determines to accept such offer, Grantor shall ensure that the sale of such reversionary interest proceeds without delay at the offered price. In connection with the foregoing, Grantor shall provide Licensee with true, correct and complete copies of the bona fide written offer and all related documents that it receives and the Licensee shall then have ten (10) business days from its receipt of all of such information to determine whether to elect to purchase the Grantor's reversionary interest in the

Trademarks, on the terms and conditions in the bona fide written offer. In the event the Licensee elects to purchase the reversionary interest, it shall send the Grantor written notice thereof within the ten (10) business day period and thereafter the parties shall close the transaction at the price and on the terms and conditions set forth in the bona fide written offer. In the event that the Licensee shall fail to elect to purchase within the aforesaid time period, the Grantor shall be free to sell its reversionary interest in the Trademarks (subject to this License Agreement) only on the precise terms and conditions of the bona fide written offer. In the event of any change in any of the terms or conditions of the bona fide written offer, the Grantor shall provide the Licensee with a copy of the amended bona fide written offer and shall provide the Licensee with a new right to elect to purchase the Grantor's reversionary interest in the Trademarks at the price and on the terms and conditions of the amended bona fide written offer under the procedures set forth above.

                  (7) Grantor shall be responsible for any and all reasonable costs and expenses which may be incurred in connection with and in furtherance of the duties and obligations of Grantor to register, maintain and file the Trademarks in the countries within the Territory under this Agreement and the Initial Agreement.

         14.      TRADE MARKS AND OTHER PROPRIETARY MARKS

                  (1)      DESCRIPTION  AS  AUTHORIZED  LICENSEE:   Licensee  is
authorized, but not obligated, to describe, refer to and advertise itself as a licensee of Grantor for the manufacture of the Products in the Territory.

                  (2) DISPLAY OF TRADE MARK: Licensee agrees to display prominently on all of the packaging and containers for Products manufactured and offered for sale, the Trade Marks (see Schedule "A" hereof). Where reasonable or appropriate, uses of the Trademarks by License shall indicate either "TM" or "R", as is appropriate. Below this identification or trade mark Licensee may affix an additional mark showing that the manufacture has been made in the workshops of Licensee. Text and size, however, shall not exceed one-half of the size of the Trade Marks.

                  (3) APPLICATION FOR REGISTRATION OF TRADE MARK: In the event that Grantor decides to apply for registration of any one or more of the Trade Marks in connection with the Products in the Territory, Grantor shall notify Licensee in writing and may request and obtain Licensee's advice and assistance if required, and keep Licensee informed of pertinent developments and/or the issuance of registration. The cost of any such registration of trade marks shall be for the account of Grantor and all such registrations shall be applied for and issued in the name of and as the sole property rights of Grantor.

                  (4) NEW TRADE MARKS: If any Trade Marks of Grantor are used by Licensee, alone or in combination with other trade marks of Grantor or Licensee, in such manner as to be distinctive by reason of design, color, format or any other reason, such distinctive features and associated good will shall become the property of and enure to the benefit of Grantor, and

Licensee agrees that it will, without any payment or other consideration, sign and execute such documents as are necessary to transfer and assign all rights thereto to Grantor.

                  (5) TRANSFER TO GRANTOR: Should the law or regulations of any part of the Territory invest Licensee with any property rights to any of the Trade Marks, Licensee shall promptly, freely and cooperatively relinquish to Grantor any and all such rights upon proper termination of this Agreement for any reason, without recourse or cost to either Grantor or Licensee and shall thereafter refrain from any claim of right in or further usage of the said Trade Marks.

         15.      LICENSEE'S INDEMNITY OF GRANTOR - INSURANCE

                  (1) NO WARRANTY: Except as otherwise set forth in this Agreement, Grantor makes no warranty with respect to the Know-How or Products, and Licensee is strictly prohibited from representing that such a warranty exists. Except as otherwise set forth in this Agreement, Grantor strictly disclaims any liability arising out of errors or omissions in the Know-How or in information provided to Licensee. Licensee shall further indemnify and save Grantor harmless from all loss, costs or damages which Grantor may suffer or pay as a result of claims or suits arising out of any injuries to persons and/or damage to property due to or arising out of or relating to any acts, duties or obligations or omissions of Licensee or of any personnel employed or otherwise engaged by Licensee to perform Licensee's obligations under this Agreement, and Licensee shall, at the request of Grantor, assume the defense of any demand, claim, action, suit or proceeding brought against Grantor by any reason thereof and pay any and all damages assessed against or that are payable by Grantor as the result of the disposition of any such demand, claim, action, suit or proceeding. Without limiting the generality of the foregoing, Licensee agrees to indemnify and save Grantor, its directors, officers, employees and agents and their respective heirs, executors, administrators, successors and assigns and each of them harmless of and from any and all manner of action, causes of action, claims, liabilities, debts, covenants, contracts, accounts, duties, demands, damages or expenses whatsoever, directly or indirectly suffered by it or them in connection with or otherwise related to product liability, personal injury and property loss of, to or experienced by third parties in relation to the Products manufactured after the closing, save and except where the cause of action is due to a design flaw with respect to the hecs as a result of an act or omission of Grantor, its officers or employees, as distinct from the manufacture or application of the Product. Grantor agrees to indemnify, defend and save Licensee, its directors, officers, employees and agents and their respective heirs, executors, administrators, successors and assigns and each of them harmless of and from any and all manner of action, causes of action, claims, liabilities, debts, covenants, contracts, accounts, duties, demands, damages or expenses whatsoever, directly or indirectly suffered by it or them in connection with or otherwise related to product liability, personal injury and property loss of, to or experienced by third parties in relation to the Products manufactured prior to closing.

                  (2)      INSURANCE  POLICY:   For  the  carrying  out  of  the
covenant contained above, but without limiting the generality thereof, Licensee shall procure and maintain, in full force and effect, a comprehensive general liability insurance policy or policies with personal injury liability blanket, contractual liability and completed operations liability insurance endorsements protecting Licensee and Grantor and their officers and employees against any loss, liability or expense due to personal injury, death or property damage or otherwise arising out of or occurring in connection with the business of Licensee. Grantor shall be an additional insured in such policy or policies which shall be written by a responsible insurance company or companies licensed to do business in the Territory and meeting with the reasonable approval of Grantor, with a combined single limit (which insurance shall also include all other territories wherein Licensee has rights from Houbigant) of not less than two million ($2,000,000) dollars plus a ten million ($10,000,000) dollar umbrella (or its equivalent) for bodily injury or death and for property damage. Any general liability policy or policies procured by Licensee in accordance herewith shall name the Banks and their officers and employees as additional insureds thereunder. Such policy or policies shall provide that they will not be canceled or altered without at least thirty (30) days' prior notice to Grantor. Prior to commencing shipments and within thirty (30) days after the Effective Date, Licensee shall furnish Grantor and the Banks with a certificate or certificates of such insurance, together with evidence that the premiums therefor have been paid. Maintenance of such insurance and the performance by Licensee of its obligations under this paragraph shall not relieve Licensee of liability under the indemnity provisions set forth in this Agreement.

         16.      CONFIDENTIALITY

                  (1) CONFIDENTIAL INFORMATION: All information, including the Know-How, other than information generally known in the industry or information made known by a third party to Licensee other than a consequence of Licensee's relationship with Grantor ("Confidential Information") supplied by or on behalf of Grantor pursuant to this Agreement shall be treated as confidential by Licensee and shall be used solely to enable Licensee to manufacture, use, sell and develop a market for the Products in accordance with this Agreement, and all documents containing or disclosing such Confidential Information shall at all times be and remain the property of Grantor; provided, however, that Grantor shall not during the continuance of this Agreement demand the delivery of such documents from Licensee.

                  (2) DUTY NOT TO DISCLOSE: Licensee covenants and agrees that no Confidential Information given to it by or on behalf of Grantor in the manner described or otherwise shall be disclosed to anyone outside the organization of Licensee without the prior written consent of Grantor unless otherwise required by law but only after notice of same to Grantor and except as provided herein with respect to sub-licensees.

                  (3) REASONABLE EFFORTS: Licensee agrees to use all reasonable efforts to take such actions as may be appropriate to prevent the unauthorized use and disclosure of, and to keep confidential all such Confidential Information, including:

                           (a) ensuring that such Confidential Information is disclosed only to responsible employees of Licensee who have first been properly instructed to maintain such Confidential Information in confidence;

                           (b) save as above not disclosing to any third party the terms and conditions of this Agreement;

                           (c) save as above not disclosing methods of manufacture or sale of the Products including production and marketing plans; and

                           (d)      safeguarding   as  far  as  practicable  the
                                    confidential   information   against  theft,
                                    damage or access by unauthorized persons.

                  (4)      PERMITTED  DISCLOSURE:   Nothing  contained  in  this
Agreement shall prevent Grantor or Licensee from making disclosure of any of the Confidential Information to:

                           (a) any authorized body for the sole purpose of obtaining registration of any patent for any invention or discovery which is the subject of this Agreement; or

                           (b) any other person, firm or corporation for the purpose of promoting the sale or use of Products by Grantor and any of its other licensees or by Licensee and any of its permitted sub-licensees, provided, however, that Licensee shall obtain from the persons to whom such disclosure is made a covenant of nondisclosure in favor of both Grantor and Licensee; or

                           (c)      except as required by law.

         17.      BOOKS AND RECORDS

                  (1) DUTY TO KEEP BOOKS: Licensee shall keep at its principal place of business, clear and proper books of account showing all sales of Products under this Agreement and agrees that within thirty (30) days following the last days of March, June, September and December, it will submit to Grantor at its offices a written statement giving the Net Sales of the Products for the quarter being reported (but subject to post quarter adjustment, for example in respect of returned merchandise).

                  (2) RIGHT OF ACCESS TO BOOKS: Grantor, at its cost and expense, may designate and regularly retain an independent accounting firm to
(i) review all Royalties reports and reportings as and when issued and received and (ii) inspect from time to time Licensee's relevant books and records to ascertain the accuracy of Licensee's Royalties reporting not more than one (1) time in each Contract Year, and then on not less than ten (10) days notice. Licensee shall maintain its principal place of business and its books and records within the United States. The audit shall be conducted at Licensee's premises where the relevant books and records are maintained during its regular office hours. Licensee shall make available to the auditor reasonable working space, access to a personal computer or adding machines, reproduction equipment and telephone lines, PROVIDED, HOWEVER, that if any audit under this Agreement shall reveal a discrepancy in Licensee's favor of more than ten (10%) percent of the amount due, Grantor shall thereafter, for the next two (2) Contract Years have the right to audit up to two (2) times in each such Contract Year. If Grantor shall fail to audit, or if it audits and fails to object within one hundred-eighty (180) days from the receipt of the final royalty report for the Contract Year with respect to which any Royalties report(s) was rendered for that Contract Year, the Royalties report(s) shall be deemed final and conclusive and not subject to any further review or adjustments, except that if any audit shall reveal a discrepancy in Licensee's favor of more than twenty-five (25%) percent of the amount due with respect to a prior Contract Year(s), then in that event the Royalties report(s) for that Contract Year(s) shall be subject to appropriate adjustment. If the auditor shall discern a discrepancy between the amount of the Net Sales and/or Royalties reported and Licensee's books and records, the auditor shall promptly notify both Grantor and Licensee of the perceived discrepancy together with the auditor's detailing of the asserted discrepancy. At the request of either party hereto, any such discrepancy perceived in the auditor's report shall be the subject of a prompt meeting between Grantor, Licensee and the auditor at which meeting the parties shall discuss the purported discrepancies and attempt to resolve any dispute concerning it. If the parties shall be unable to resolve the dispute, then at the request of either party it shall be deemed a dispute subject to the provisions of paragraph "24" hereinbelow. If any audit under this Agreement shall reveal a discrepancy in Licensee's favor of ten (10%) percent or more of the amount due, then all reasonable costs of the audit shall be assessed against and paid by Licensee.

         18.      WARRANTY

                  (1) NO OTHER REPRESENTATIONS TO BE MADE: Licensee shall not make any representation or warranty to customers which shall differ from or exceed in any way those made by Grantor, in its published literature or in its terms and conditions of sale, in either case which will be binding upon the Grantor.

         19.      LICENSEE'S STATUS

                  (1) BUYER AND SELLER ONLY: The relationship between Licensee and Grantor is intended to be and shall be that of buyer and seller, and Licensee and its employees, agents and representatives shall under no circumstances be considered agents, partners, joint venturers or representatives of Grantor. Neither party shall act or attempt to act, or represent itself, directly or by implication, as agent, joint venturer, partner or representative of the other or in any manner assume or attempt to assume or create any obligations or liability of any kind, nature or sort, express or implied, on behalf of or in the name of the other.

                  (2) NO FRANCHISE: The relationship created by this Agreement does not constitute the granting of a franchise to Licensee by Grantor and no federal or provincial franchise statute, law, regulation or rule is intended to or has been applied by the parties, nor shall any such franchise, statute, law, regulation or rule be deemed or construed to apply to the formation, operation, administration or termination of this Agreement.

         20.      TERMINATION

                  (1) In the event that either party hereto believes that the other party is in default in any material respect in the performance of any of its material obligations under this Agreement or otherwise commits any material breach of this Agreement then the following procedures shall apply:

                           (a) The party claiming a breach or default (the "Claiming Party") shall immediately notify the other party (the "Respondent") and the Banks, in writing of the claimed default or breach in as specific detail as is reasonably possible specifying the precise nature of the claimed breach or default and shall provide the Respondent with a right to cure the claimed default or breach, if curable, within five (5) business days with respect to defaults in the payment of monetary obligations and fifteen (15) business days with respect to non-monetary defaults.

                           (b) In the event that the claimed breach or default is cured to the satisfaction of the Claiming Party, the Claiming Party shall so acknowledge, in writing, its satisfaction, and the Respondent shall not have any further duty, liability or obligation with respect to such claimed breach or default.

                           (c) In the event that the Respondent shall dispute the validity of the claimed breach or default in writing or shall dispute in writing whether the Claiming Party had the right to provide such notice for whatever reason, the parties shall meet to discuss the same within ten (10) days of the receipt of the written response from the Respondent. In the event that the parties are unable to resolve the issue(s), the subject matter of the dispute shall be submitted to arbitration in accordance with this Agreement, unless such arbitration shall have been at any time preempted by the commencement of judicial proceedings in the U.S. Bankruptcy Court, Southern District of New York, or other court of competent jurisdiction solely to the extent a request for equitable relief is being sought therefrom. If, as and when, as a result of any such arbitration, the arbitrator determines that there was no default or breach, then no party shall have any further rights or obligations with respect thereto except that all reasonable costs and expenses

                                    (including    attorneys    fees)    of   the
                                    arbitration   proceeding  for  both  parties
                                    shall be borne by the Claiming Party. In the event that the arbitrator determines that there was or is a default or breach, then notwithstanding anything in this Agreement to the contrary, the Respondent shall have a reasonable time after the arbitrator's final decision to cure the default or breach and if the default or breach is cured within a reasonable time or as otherwise specified by the arbitrator, neither party shall have any further rights or obligations with respect thereto.

                           (d) In the event that after the decision of the arbitrator that there was a default or breach, Respondent shall fail to cure the same within a reasonable time or as otherwise specified by the arbitrator, then the Claiming Party may terminate the Agreement upon written notice.

                  (2) Grantor, with the consent of the Banks, shall have the right to terminate this Agreement, effective upon notice to Licensee as provided herein in the event of (i) Grantor's termination of the Initial Agreement in accordance with its terms, (ii) Licensee's insolvency or the making by Licensee of an assignment for the benefit of creditors, (iii) the appointment of a receiver for all or a substantial portion of Licensee's property, (iv) the assumption of custody, attachment, sequestration by a court of competent jurisdiction of all or a significant portion of Licensee's property, or (v) Licensee ceasing to carry on its business. No assignee for the benefit of creditors, receiver, liquidator, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee's assets or business, shall have any right to continue performance of this Agreement, and this Agreement may not be assigned by operation of law.

         21.      EVENTS UPON TERMINATION

                  (1) Upon termination of this Agreement for any cause whatsoever,

                           (a) all Royalties, including Royalties due on the Products sold for which reports have not yet been issued, shall immediately become due and payable;

                           (b) Licensee shall be entitled for a period of thirty (30) days following termination to complete the assembly of Products and shall then have a further period of one hundred twenty (120) days to complete the sale of the Products (such aggregate one hundred fifty (150) day period hereinafter referred to as the "Relevant Period"), which sales shall be subject to the payment to Grantor of appropriate Royalties;

                           (c) Subject to the rights contained in subparagraph "b" hereinabove, Grantor will have the right to require Licensee to sell to it at Licensee's cost price such of the assembled or part assembled merchantable Products as shall not have been disposed of by Licensee at the date of exercise of such option and, if Grantor so requires, such cost price shall be paid within forty-five
                                    (45) days of delivery of the assembled or part assembled Products; and

                           (d) Licensee shall forthwith, and not later than thirty (30) days thereafter, return free of any charge to Grantor, the technology of the Know-How and Trade Marks; further, Licensee agrees that it will forthwith discontinue the use of and refrain from using, disclosing or exploiting the Know-How and any technical data and information pertaining thereto or any improvements or development in respect thereof disclosed to it under this Agreement by Grantor and from manufacturing or selling the Products, and Grantor shall forthwith have the right to institute proceedings for infringement of any of its Trade Mark rights then in force;

                  (2) After the earlier of the expiry of the Relevant Period and the completion of Grantor's purchase of all assembled and part assembled Products:

                           (a) Licensee shall turn over to Grantor all sale inquiries and unfilled orders and the parties hereto shall negotiate the amount of compensation, if any, which Licensee may receive therefor;

                           (b) Licensee shall cease trading in the Products and shall notify all dealers and other interested parties of the termination, and Licensee shall further cease to make any representations to the public; and

                           (c) Licensee shall immediately cease using the Trade Marks and all other tradenames and trademarks of Grantor in any manner whatsoever,  and  all  rights  to the  name,
                                    labels,  style,  dress and appearance of the
                                    containers,  cartons,  advertising material,
                                    packages  and  other  distinctive  materials
                                    such  as at  present  exist  or  such as are
                                    created, developed or acquired subsequent to
                                    the  date  hereof  by  Grantor  or  Licensee
                                    relative to the Products,  shall immediately
                                    and   automatically   become  the  sole  and
                                    exclusive   property   of   Grantor  or  its
                                    successor, and that Licensee, as well as its
                                    successors    and    sub-licensees,    shall
                                    immediately cease and desist from the use of
                                    said  names,   labels,   style,   dress  and
                                    appearance  of  the   containers,   cartons,
                                    advertising   matter   and   packages   used
                                    hereunder.

                  (3)      Notwithstanding any such termination:

                           (a) all warranties set out in this Agreement and all obligations of indemnification shall survive and continue to bind the parties hereto for two (2) years after the date of termination of this Agreement;

                           (b) Licensee shall honor any remaining payment obligations set out in this Agreement; and

                           (c) Grantor shall use its best efforts to acquire and carry on the operations of Licensee in order to ensure the
                                    uninterrupted    supply   of   products   to
                                    customers.

         22.      CONFORMITY WITH LOCAL LAWS

                  (1) MODIFICATIONS ON NON-CONFORMANCE: The rights and obligations of the parties under this Agreement shall be subject to all applicable laws, orders, regulations, directions, restrictions and limitations of the governments having jurisdiction of the parties. In the event, however, that any law, order, regulation, direction, restriction or limitation, expropriation, seizure or interpretation thereof shall in the reasonable judgment of either party hereto substantially alter the relationship between the parties under this Agreement, or the advantages derived from such relationship, either party hereto may request the other party to modify this Agreement, and if, within fifteen (15) days subsequent to making such request, the parties are unable to agree upon a mutually satisfactory modification hereof, then the adversely affected party may terminate this Agreement on fifteen (15) days notice given to the other party, not later than thirty (30) days following the end of such thirty (30) day period; provided further, that if the parties are unable to agree on whether the law, order, regulation, direction, restriction or limitation, appropriation, seizure or interpretation substantially alters the relationship between the parties and/or a mutually satisfactory modification of this Agreement on account of such law, order, etc., then the issues as to which there is disagreement shall be determined by arbitration in accordance with the provisions hereof and the decision of the arbitrator with respect thereto shall be final and binding.

                  (2) RECORDING OF AGREEMENT: Licensee, at its own expense, shall take such steps as may be required to satisfy the laws and requirements of the respective countries wherein the Grantor presently does not directly exploit the Products with respect to declaring, recording or otherwise rendering this Agreement valid and enforceable. If such steps are taken by Licensee within jurisdictions wherein Grantor presently directly exploits the Products, the reasonable costs and expenses incurred by License shall be reimbursable by Grantor solely to the extent of deducting same from Royalties due the Grantor.

         23.      DISCLOSURE

                  This Agreement may be filed with any governmental agency or official as determined to be appropriate by either party hereto on prior notice and only as may be required by law or court order.

         24.      DISPUTE RESOLUTION

                  All disputes, controversies or claims arising out of or in connection with or in relation to this Agreement, including any questions regarding its existence, validity or termination, but excluding any disputes, controversies or claims arising out of or in connection with or in relation to the terms and provisions of paragraph "38" hereinbelow, may be submitted to and be subject to binding arbitration under the auspices of the American Arbitration Association. One (1) arbitrator shall be chosen by Grantor and one (1) arbitrator shall be chosen by Licensee. The third arbitrator shall be jointly chosen by the arbitrators selected by Grantor and Licensee. The arbitration shall be held in the State and City of New York. The decision of the arbitrators shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction, unless such arbitration procedure, either before the commencement or prior to the issuance of the arbitrator's finding(s) and award is preempted by the commencement of judicial proceedings in the U.S. Bankruptcy Court, Southern District of New York, or other court of competent jurisdiction solely to the extent a request for equitable relief is being sought therefrom.

         25.      EXTENDED MEANINGS

                  Words importing the singular number include the plural and vice versa, and words importing gender include all genders.

         26.      INTERPRETATION NOT AFFECTED BY HEADINGS

                  The division of this Agreement into paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

         27.      APPLICABLE LAWS

                  This Agreement shall be deemed to have been made, executed and delivered in New York, New York and any controversy arising under or in relation to this Agreement shall be subject to the jurisdiction of the U.S. Bankruptcy Court, Southern District of New York (so long as the chapter 11 case of Grantor remains open) and shall be governed by and construed in accordance with applicable federal law and the laws of the State of New York.

         28.      ENTIRE AGREEMENT

                  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject-matter hereof and, except as to the relevant incorporation by reference of the Initial Agreement and other agreements between the parties, and certain terms and provisions thereof as stated in this Agreement and in the instruments and documents to be executed and delivered pursuant to it, this Agreement contains all of the representations, undertakings and agreements of all parties respecting the subject-matter hereof. There are no representations, undertakings or agreements of any kind between the parties hereto respecting the subject-matter hereof except those contained in this Agreement.

         29.      SEVERABILITY

                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision or the Agreement as a whole.

         30.      CURRENCY

                  Unless otherwise specifically provided in this Agreement, all references to dollar amounts or other money amounts are expressed in terms of lawful money of the United States.

         31.      NOTICES

                  (1) Any notice or other documents required or permitted to be given under this Agreement shall be in writing and shall be delivered, mailed by pre-paid registered mail, return receipt requested or sent by telex or telecopy addressed to the party or parties to whom it is to be given at the address shown below or at such other address or addresses as the party or parties to whom such writing or documents is to be given shall have last notified all other parties in accordance with the provisions of this paragraph:

                  (a)      if to Licensee at:

                                    Houbigant (1995) Limitee
                                    c/o Dana Perfumes Corp.
                                    635 Madison Avenue
                                    New York, New York  10022

                  (b)      if to Grantor at:

                                    Houbigant, Inc.
                                    c/o Kaye, Scholer, Fierman, Hays
                                    & Handler
                                    425 Park Avenue
                                    New York, New York  10022
                                    Attention:  Mitchel H. Perkiel, Esq.

                  (c)      if to the Banks at:

                                    The Chase Manhattan Bank as Agent
                                    c/o Stroock & Stroock & Lavan
                                    Seven Hanover Square
                                    New York, New York  10004
                                    Attention:  Lewis Kruger, Esq.

                  (2)      Any such notice or other document shall:

                  (a) if delivered, be deemed to have given and received at the place of receipt on the date of delivery, provided that if such date is a day other than a business day in the place of receipt, such notice or documents shall be deemed to have been given and received at the place of receipt on the first business day in the place of receipt, thereafter;

                  (b) if transmitted by telex or telecopy, be deemed to have been given and received at the place of receipt on the next business day in the place of receipt, thereafter;

                  (c) if mailed, be deemed to have been given and received at the place of receipt on the date of actual receipt.

                  (3) In the event of postal disruption, such notices or documents must either be delivered personally or sent by telex or telecopy.

         32.      AMENDMENT OF AGREEMENT

                  None of the terms, conditions or provisions of this Agreement shall be held to have been changed, waived, varied, modified or altered by any act or knowledge of either party hereto, their respective agents servants or employees unless done so in writing signed by both parties hereto. Through and until the Banks receive all payments and property anticipated to be required under Grantor's expected chapter 11 plan of reorganization, any material amendment or modification of Licensee's obligations under this Agreement shall require the prior written consent of the Banks thereto.

         33.      WAIVER OF BREACH

                  No waiver on behalf of any party hereto of any breach of the provisions shall be effective or binding on such party unless the same shall be expressed in writing and any waiver so expressed shall not limit or affect such party's rights with respect to any future breach of any of the provisions of this Agreement.

         34.      FURTHER ASSURANCES

                  Each of the parties hereto covenants and agrees that he, his heirs, executors, administrators, successors and permitted assigns will execute such further documents and do and perform or cause to be done and performed such further and other acts as may be necessary or desirable from time to time in order to give full effect to the provisions of this Agreement.

         35.      SUCCESSORS AND ASSIGNS

                  This Agreement shall be binding on and enure to the benefit of the successors and assigns of both parties hereto and all persons or corporations succeeding to or acquiring the business now carried on by Grantor or Licensee. Licensee shall not be entitled to assign this Agreement in whole or in part without the prior consent in writing of Grantor and the Banks. Moreover, Licensee shall not be entitled to, and hereby agrees that it shall not sell, transfer or dispose or cause the sale, transfer and disposition of the ownership and control (other than as may result from an initial public offering) of Licensee for a period of two (2) years following the Date of the Initial License Agreement, PROVIDED, HOWEVER, that any such dispositions to the extent they do not include the sale or transfer of this Agreement or the rights thereunder shall not be limited hereby. Subsequent to the aforesaid two (2) year proscription, in the event the controlling stock of Licensee or its parent is sold or transferred (other than as may result from an initial public offering) to a third party, this paragraph "35" prohibiting the direct or indirect assignment of this Agreement shall not prevent same to occur PROVIDED, HOWEVER, that the Minimum Royalties required hereunder pursuant to paragraph "7(8)" hereinabove shall be immediately adjusted upon the effective date of such sale or transfer so as to require the Minimum Royalties thereafter to be calculated and paid at the greater of (i) the Minimum Royalty in effect as at the Effective Date of such sale or transfer or (ii) the means of (x) the previous full year's actual Royalties plus (y) the Minimum Royalties then in effect. For purposes of this Agreement and this paragraph "35", a sub-license by Licensee of the Trade Marks and Know-How of the Products for portions of the Territory from which the aggregate Net Sales so generated represent more than fifty (50%) percent of all Royalties for the entire Territory in any given year shall be deemed a "sale" hereunder.

         36.      TIME

                  When calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded.

         37.      TIME OF THE ESSENCE

                  Time shall be of the essence of this Agreement.

         38.      CLOSING OF AGREEMENT AND CONDITIONS THERETO

                  (1) The Closing of this Agreement shall occur as soon as practicable following the occurrence of all of the following events (with the date on which the last of all said conditions shall have occurred referred to as the "Effective Date"), the failure to timely achieve any of the foregoing being grounds for the termination AB INITIO of this Agreement (except to the extent waivable and waived hereunder);

                           (a) The issuance of an Order of the U.S. Bankruptcy Court, Southern District of New York, which has not been stayed, approving this Agreement and authorizing its implementation;

                           (b) the approval of this Agreement by The Chase Manhattan Bank and Fleet Bank, not later than two (2) business days prior to the hearing scheduled to consider approval of this Agreement, which approval Grantor will use its best efforts to obtain;

                           (c) Licensee obtaining a report reasonably satisfactory to it from its appointed trade mark and patents agents in respect of the Trade Marks and Grantor shall forthwith instruct its own trade mark and patent agent(s) to provide all assistance as may be required for that exercise;

                           (d) Licensee approving the contents of Schedule "A" hereof, whose approval will be deemed evidenced by the execution hereof;

                           (e) The issuance by the Banks of an "estoppel certificate", in form and substance reasonably satisfactory to Grantor and Licensee.

                           (f) The issuance of resolutions of the Board of Directors and Shareholders of the Grantor, in form and substance reasonably satisfactory to Grantor and Licensee, approving the transactions herein contemplated, which resolutions shall be certified by a duly authorized officer of the Grantor.

                           (g) The issuance of a certificate, in form and substance reasonably satisfactory to Grantor and Licensee, of a duly authorized officer of Grantor certifying that (a) all representations and warranties of the Grantor contained in paragraph "11" hereinbefore upon which Licensee has relied are materially true and correct on the Closing Date as if made on and as of such date, (b) Grantor has complied in all material respects with all covenants, agreements and conditions to be complied with from the date of this Agreement to the Closing Date, and (c) all other conditions required for Closing hereunder have been met.

                           (h) The issuance of an officer's certificate, in form and substance reasonably satisfactory to Grantor and Licensee, that there are no liens, claims or encumbrances against any of the Trade Marks, Know-How, or any of the other assets to be purchased by Licensee from Grantor under paragraph "7(b)" hereinabove, other than the liens, claims or encumbrances of and held by the Banks and the following other holders of perfected and enforceable liens and interests as set forth in Schedule "E" hereto.

                           (i) The delivery of Forms UCC-1 and related security agreements as may be reasonably requested by Licensee, in form and substance reasonably satisfactory to Grantor and the Banks, pursuant to which Licensee will be granted a duly perfected security interest in the Trade Marks in the United States and elsewhere, subject only to the prior liens and interests of the Banks or of other holders, if any, of perfected and enforceable liens and interests, as set forth in Schedule "E" hereto.

                           (j) An agreement, in form and substance reasonably satisfactory to Grantor and Licensee, to the effect that in the event of a subsequent voluntary chapter 11 case of the Grantor, and unless such action shall have already been taken pursuant to the Initial Agreement whereupon the provisions of this sub-paragraph "(j)" shall be null and void, each of the then equity holders and directors of the Grantor shall take all appropriate action to enable the Licensee, at its option, to assert and elect one (1) additional member to the Board of Directors of the Grantor, which newly appointed member shall participate in the activities and serve in meetings of the Board of Directors of the Grantor only on the subject and in the matter of any consideration by the Board of Directors of the Grantor to authorize the rejection and disaffirmance pursuant to ss. 365 of the Bankruptcy Code of this Agreement, and in connection with which said newly appointed member shall be entitled to exercise a veto in any vote thereon by the Board of Directors of the Grantor.

                           (k) An agreement, in form and substance reasonably satisfactory to the Licensee, to the effect that after the Closing Date, the Grantor will continue to operate in the ordinary course of business as a licensor of its trademarks, patents and other proprietary rights and interests and as a designer, marketer and distributor of perfumes, fragrance products and related products and will not enter into transactions unrelated to its and those business.

                  (2) In the event that the aforesaid conditions are not all fulfilled within ninety (90) days from the date of this Agreement, either Licensee or Grantor (but subject in the latter case to Grantor having complied with its obligations in this paragraph "38") shall be entitled to terminate this Agreement on written notice to the other.

The conditions contained in subparagraph "c" hereinabove shall be waivable by Grantor in its sole discretion.

         39.      GRANTOR'S ACCOUNTS RECEIVABLE:

                  Licensee shall use its reasonable efforts to assist Grantor in the collection in the Territory of Grantor's and its affiliates existing accounts receivable relating to the Products if any. Any such accounts receivables collected by Licensee shall be remitted to Grantor. Licensee shall also provide reasonable assistance and cooperation to Grantor in connection with Grantor's efforts to collect outstanding monies due it from any prior licensees (and anyone related thereto or affiliated therewith) for the Products in the Territory.

         40.      RIGHT OF LAST REFUSAL

                  In the event Grantor shall undertake to sell, albeit subject to the terms and provisions of this Agreement, those assets which comprise the terms of this Agreement (i.e., ownership of the Trade Marks), Grantor hereby grants unto Licensee the right to receive the last opportunity to acquire the assets provided that Licensee shall be required to conform its proposal to the entire substance and structure then contemplated by Grantor and the third-party purchaser. In addition, Grantor hereby grants unto Licensee the right of last refusal to acquire the post-confirmation issued stock of Grantor (except such stock which may be held or retained by Grantor's institutional creditors) after it has been allocated pursuant to Grantor's anticipated court-approved plan of reorganization (which shall be confirmed to Licensee in writing), except if such stock is sold or transferred among related/affiliated entities or in a public offering of Grantor.

         41.      EXCLUSIVE DEALINGS

                  Subsequent to the date of this Agreement and through and until the date this Agreement (i) becomes effective in accordance with its terms or
(ii) is rendered a nullity by mutual consent, court order or other events, the parties hereto agree that unless required by law or court order, neither shall engage in any discussions or negotiations or provide any information, oral or written, to any known potential licensee of the Products for the Territory having as their purpose a transaction of the kind contemplated by this Agreement or of any other nature whatsoever with such third party.

         42.      RETENTION OF MANAGEMENT

                  Due to the relationship of licensor/licensee and, in particular, the relationship established by this Agreement, Grantor agrees to use its best efforts to retain and employ, whether through employment, consulting arrangement, or ownership, Michael J. Sherman in such capacity and in such office which would facilitate, INTER ALIA, his respective supervision and assistance in implementation of this Agreement and the rights granted thereunder.

         43.      FINANCIAL REPORTING BY GRANTOR

                  Licensee shall be entitled to receive copies of regularly issued financial statements of the Grantor, from time to time and as and when reasonably requested, provided, however, that such requests shall be no more frequently than quarterly and that such financial statements, when received, shall be deemed confidential and shall not be disseminated to or permitted to be used by any other parties, other than officers, employees and agents of Licensee.

         44.      GUARANTEE

                  Prior to the Closing Date, Renaissance Cosmetics, Inc. shall execute a guarantee of payment, in form and substance reasonably satisfactory to Grantor, Licensee and the Banks, for the benefit of Grantor and Banks, of all of the financial obligations of Licensee under this Agreement, including without limitation, the payment of Royalties. The guarantee will further provide that through and including the date on which the Banks shall have received all payments and property anticipated to be required under the Grantor's expected chapter 11 plan of reorganization, Renaissance Cosmetics, Inc. must maintain a minimum net worth at all times of not less than ten million $10,000,000) dollars.

         45.      REIMBURSEMENT OF EXPENSE ADVANCES

                  Notwithstanding anything to the contrary herein, any and all reasonable costs and expenses related thereto deemed under this Agreement to be the responsibility of the Grantor shall be performed and funded by Licensee and shall be reimbursable, if in fact advanced by Licensee, by Grantor in the Contract Year such cost or expense is incurred solely to the extent of deducting such amount(s) from the royalties due the Grantor under this Agreement, without carryover and on a non-cumulative basis.


                  IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first above written.


                                            HOUBIGANT, INC.
                                            Grantor


                                            Per:  /S/ MICHAEL J. SHERMAN
                                                ----------------------------
                                                Michael J. Sherman
                                                Vice President-Special Projects



                                            HOUBIGANT (1995) LIMITEE
                                            Licensee


                                           Per: /S/ ALBERT DECHELLIS
                                                ----------------------------
                                                Albert DeChellis
                                                Vice President

                                  SCHEDULE "A"
                                  ------------


                                   TRADE MARKS
                                   -----------

Chantilly

Lutece

Raffinee

Demi-jour

English Waterlillies

French Garden Flowers

Monsieur Musk

Bistro De Chantilly

French Vanilla

Presence

Parfums Parquet

Ciao